CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 23 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 19, 1999, relating to the financial statements of the Pruco Life Single Premium Variable Life Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 26, 1999, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.

PricewaterhouseCoopers LLP

New York, New York
April 23, 1999